Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heska Corporation

We consent to the use of our report dated March 31, 2014, with respect to the consolidated balance sheets of Heska Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 2013, incorporated by reference.

/s/ EKS&H LLLP

Boulder, Colorado
May 6, 2014